Exhibit 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES
FOURTH QUARTER 2010 RESULTS

•	Fourth Quarter Net Loss of $1.0 Million
•	Book Value Per Share of $0.86
•	2010 Annual Net Loss of $1.7 Million
•	MBS Portfolio Remains 100% Invested in Agency MBS
•	Company to Discuss Results on Friday, March 25 at 8:30 a.m. ET

VERO BEACH, Fla. (March 24, 2011) - Bimini Capital Management, Inc. (OTCBB:BMNM) ("Bimini Capital" or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three-month and twelve-month periods ended December 31, 2010.

The Company reported a net loss of $1.0 million for the three month period ended December 31, 2010, compared with net income of $9.2 million for the three month period ended December 31, 2009. For the year ended December 31, 2010, the Company reported a net loss of $1.7 million, compared with net income of $45.7 million for the year ended December 31, 2009.

Details of Fourth Quarter 2010 Results of Operations

The Company's fourth quarter income included net interest income of $0.9 million, a net increase in the fair value of mortgaged-backed securities (“MBS”) of $0.2 million, a realized gain on the sale of MBS of $0.7 million, offset by $1.0 million in audit, legal and other professional fees, $0.5 million of compensation and related benefits, and $0.8 million in other operating, general and administrative expenses.  During the fourth quarter, the Company sold MBS with a market value at the time of sale of $13.0 million, resulting in the realized gain of $0.7 million.

Details of 2010 Results of Operations

The Company's net loss of $1.7 million for the year ended December 31, 2010, included net interest income of $4.1 million, a net decrease in the fair value of MBS of $1.3 million, realized gains on the sale of MBS of $0.8 million, offset by $3.3 million in audit, legal and other professional fees, $2.0 million of compensation and related benefits, and $2.6 million in other operating, general and administrative expenses. During the year, the Company sold MBS with a market value at the time of sale of $105.2 million, resulting in the realized gain of $0.8 million.

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Highlights of the MBS Portfolio

As of December 31, 2010, Bimini Capital’s MBS portfolio consisted of $135.1 million of agency or government MBS at fair value, all of which were classified as trading.  This portfolio had a weighted average coupon of 4.04% and a net weighted average repurchase agreement borrowing cost of 0.32%. The following tables summarize Bimini Capital’s agency and government mortgage related securities as of December 31, 2010 and 2009:

(in thousands)
Asset Category	Fair Value	Percentage of Entire Portfolio	Weighted Average Coupon	Weighted Average Maturity in Months	Longest Maturity	Weighted Average Coupon Reset in Months	Weighted Average Lifetime Cap	Weighted Average Periodic Cap
December 31, 2010
Adjustable-Rate MBS	$64,458	47.7%	2.83%	279	1-Jan-41	2.72	10.19%	2.00%
Fixed-Rate MBS	50,013	37.0%	4.90%	178	1-Apr-36	n/a	n/a	n/a
Hybrid Adjustable-Rate MBS	2,783	2.1%	5.18%	295	1-Aug-35	18.03	10.18%	2.00%
Total Mortgage-backed Pass-through	117,254	86.8%	3.77%	236	1-Jan-41	3.35	10.19%	2.00%
Structured MBS	17,879	13.2%	5.83%	272	16-Nov-39	n/a	n/a	n/a
Total Mortgage Assets	$135,133	100.0%	4.04%	241	1-Jan-41	3.35	n/a	2.00%
December 31, 2009
Adjustable-Rate MBS	$32,598	27.2%	3.75%	261	1-Oct-35	4.87	11.16%	10.34%
Fixed-Rate MBS	5,241	4.4%	6.50%	333	1-Oct-37	n/a	n/a	n/a
Hybrid Adjustable-Rate MBS	67,036	56.0%	4.45%	338	1-Dec-39	40.27	9.45%	2.00%
Total Mortgage-backed Pass-through	104,875	87.6%	4.33%	314	1-Dec-39	28.69	10.01%	4.40%
Structured MBS	14,793	12.4%	5.59%	240	25-Jan-39	n/a	n/a	n/a
Total Mortgage Assets	$119,668	100.0%	4.49%	305	1-Dec-39	28.69	n/a	4.40%

(in thousands)
	December 31, 2010		December 31, 2009
Agency	Fair Value	Percentage of Entire Portfolio	Fair Value	Percentage of Entire Portfolio
Fannie Mae	$103,568	76.64%	$108,775	90.9%
Freddie Mac	25,710	19.03%	10,893	9.1%
Ginnie Mae	5,855	4.33%	-	-
Total Portfolio	$135,133	100.00%	$119,668	100.0%

Entire Portfolio	December 31, 2010	December 31, 2009
Weighted Average Pass Through Purchase Price	$104.44	$103.13
Weighted Average Structured Purchase Price	$5.46	$4.66
Weighted Average Pass Through Current Price	$105.29	$103.79
Weighted Average Structured Current Price	$5.98	$4.93
Effective Duration (1)	1.024	1.593

(1) Effective duration of 1.024 indicates that an interest rate increase of 1.0% would be expected to cause a 1.024% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2010.  An effective duration of 1.593 indicates that an interest rate increase of 1.0% would be expected to cause a 1.593% decline in the value of the MBS in the Company’s investment portfolio at December 31, 2009. These figures include the structured securities in the portfolio.

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The Company allocates capital to two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”), and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The PT MBS sub-portfolio is encumbered under repurchase agreement funding, while the structured MBS sub-portfolio is not.  As a result of being encumbered, the PT MBS sub-portfolio requires the Company to maintain cash balances to meet price and/or prepayment related margin calls from lenders.  As of December 31, 2009, approximately 48% of the Company’s investable capital (equity in pledged PT MBS, available cash and unencumbered assets) were deployed in the PT MBS portfolio.  At December 31, 2010, the allocation to the PT MBS had declined to 36%.  Owing to robust valuations of PT MBS during 2010, the Company has allocated capital away from PT MBS and potential price related margin call activity.

Constant prepayments rates (“CPR”) on the two MBS sub-portfolios were as follows:

	Q4 2009	Q3 2010	Q4 2010
PT MBS	26.0%	17.2%	11.7%
Structured MBS	26.9%	35.0%	34.5%
Total	26.1%	30.6%	28.3%

REIT Taxable Income and Dividends

The REIT taxable loss for the year ended December 31, 2010 was approximately $5.6 million. At December 31, 2010, the Company had approximately $6.3 million of net operating loss carryovers which begin to expire in 2029.  For the year 2010, the Company recorded approximately $3.8 million of tax capital gains related to sales of MBS, which were offset for tax purposes by capital loss carryovers. As of December 31, 2010, the Company had approximately $53.5 million of REIT tax capital loss carry-forwards.    These tax capital loss carry-forwards are only available to offset any future tax capital gains and begin to expire in 2012.

In 2010, the Company declared four quarterly dividends.  The dividends declared were $0.03 for each of the first three quarters  and $0.0325 for the fourth quarter.  Since the Company did not have taxable earnings for the year, the dividends represent a return of capital for Federal income tax purposes.

REIT taxable income/(loss) is a term that describes the Company's operating results calculated in accordance with rules and regulations promulgated pursuant to the Internal Revenue Code. The Company's REIT taxable income/(loss) is computed differently from net income (loss)  as computed in accordance with GAAP as reported in the Company's consolidated financial statements. Depending on the number and size of the various items or transactions being accounted for differently, the differences between REIT taxable income or loss and GAAP net income or loss can be substantial and each item can affect several reporting periods. Generally, these items are timing or temporary differences between years; for example, an item that may be a deduction for GAAP net income/(loss) in the current year may not be a deduction for REIT taxable income/(loss) until a later year.
In order to maintain its qualification as a REIT, the Company is required (among other things) to annually distribute dividends to its stockholders in an amount at least equal to, generally, 90% of the Company's REIT taxable income. Additionally, as a REIT, the Company may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of the calendar year. Accordingly, the Company's dividends are largely based on REIT taxable income, as determined for federal income tax purposes as opposed to its net income computed in accordance with GAAP (as reported in the Company's consolidated financial statements). Dividends are paid if, when and as declared by the Company's Board of Directors.

Book Value Per Share

The Company's Book Value Per Share at December 31, 2010 was $0.86. Book Value Per Share is regularly used as a valuation metric by various equity analysts that follow the Company and may be deemed a non-GAAP financial measure pursuant to Regulation G. The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At December 31, 2010, the Company's consolidated stockholders' equity was $8.4 million and the Company had $2.8 million in cash and cash equivalents.

Management Commentary

Commenting on the Company's fourth quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, "The financial crisis that devastated the economies of the United States and Europe in 2008 and early 2009 has finally abated.  While it appeared the US economy might be headed for a double dip recession last summer, the Federal Reserve implemented “QE2”, its second round of quantitative easing.  By the end of the year, the economy was showing clear signs of recovery and the trend appears to be continuing into 2011.  While it is debatable whether the economy has reached a self-sustaining recovery speed, the recent economic data implies the economy is approaching its trend growth potential.  Only time will tell if the Federal Reserve will be able to end QE2 without the economy slipping below trend growth again.

Mr. Cauley continued, “Bimini has continued to utilize the investment strategy developed during the third quarter of 2008.  We employ two sub-portfolios – one composed of our traditional PT MBS, and the other employing structured MBS.  Our results for the year reflect the fact investment opportunities were not as attractive as they were during 2008 and 2009.  While our portfolio was essentially the same size in 2010 as 2009, yields generated by the structured portfolio returned to more typical levels, thus lowering our interest income for the year.  This was also reflected in the mark to market and trading gains/(losses) recorded.  However, we expect interest rate levels will not remain at current levels indefinitely, and have positioned the portfolio in anticipation of higher rates.  This resulted in an increased allocation of our capital to the structured portfolio to reduce exposure to potential price related margin calls when rates eventually move higher as the economy recovers.  Further, our structured sub-portfolio has been constructed to perform well in an up rate environment, albeit at the expense of some income in the current environment.  This was also a contributing factor in the decline of our interest income for the year, particularly so in the fourth quarter.  In closing, we will continue to leverage our expertise in the MBS universe as we deploy our capital opportunistically in an effort to enhance our earnings and protect our capital base. We anticipate our strategy will offer us the greatest opportunity to protect shareholder value as the economy recovers, and expect our earnings to recover as we continue to reduce costs associated with our subsidiary’s prior mortgage origination operations and the financial crisis.”

The Company has scheduled an online Web simulcast and conference call to discuss these announcements that will begin at 8:30 a.m. E.T. Friday, March 25, 2011. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 48 hours. A link to these events will be available at the Company's website www.biminicapital.com. Those persons without Internet access may listen to the live call by dialing (888) 801-6497 or (913) 312-0661, confirmation code: 6333136.

The following is a presentation of the unaudited quarterly results of operations for the year ended December 31, 2010.

(in thousands, except per share data)
	2010 Quarters Ended,
	March 31	June 30	September 30	December 31
Net portfolio interest income	$1,830	$1,757	$1,193	$1,409
Interest on junior subordinated notes	(550)	(550)	(550)	(468)
Other portfolio gains (losses)	(1,903)	811	(693)	921
Net portfolio income (loss)	(623)	2,018	(50)	1,862
Other income	1,459	120	1,525	(382)
Expenses	(1,860)	(1,768)	(1,719)	(2,475)
(Loss) income before income taxes	(1,024)	370	(244)	(995)
Income tax benefit	(15)	-	(130)	-
Net (loss) income	$(1,009)	$370	$(114)	$(995)
Net (loss) income per share of:
Class A Common Stock – basic and diluted	$(0.12)	$0.04	$(0.01)	$(0.10)
Class B Common Stock – basic and diluted	$(0.12)	$0.03	$(0.01)	$(0.10)
	2009 Quarters Ended,
	March 31	June 30	September 30	December 31
Net portfolio interest income	$3,420	$2,578	$2,813	$1,725
Interest on junior subordinated notes	(2,090)	(1,298)	(1,058)	(664)
Other portfolio gains	1,694	1,533	1,274	260
Net portfolio income	3,024	2,813	3,029	1,321
Other income	1,699	30,290	764	10,212
Expenses	(2,566)	(1,244)	(1,287)	(2,213)
Income before income taxes	2,157	31,859	2,506	9,320
Income tax provision	-	-	-	145
Net income	$2,157	$31,859	$2,506	$9,175
Net income per share of:
Class A Common Stock
Basic	$0.81	$11.59	$0.87	$3.18
Diluted	$0.81	$11.57	$0.87	$1.30
Class B Common Stock
Basic	$0.81	$11.59	$0.87	$3.22
Diluted	$0.81	$11.57	$0.87	$2.02

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About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com